Exhibit 99.1

Nephila Capital and KKR Announce Strategic Partnership
Nephila limits capacity, closes two funds to new investor subscriptions

New York, NY and Hamilton, Bermuda, January 23 - KKR & Co. L.P. (NYSE: KKR), a leading global investment firm, and Nephila Capital Ltd. (“Nephila”), a leading investment manager focused on investing in natural catastrophe and weather risk, today announced KKR’s acquisition of a 24.9% interest in Nephila.  Shares will be acquired pro rata from Nephila management and from Nephila’s minority stakeholder, Man Group plc, which will retain an 18.75% interest.  Financial terms of the transaction were not disclosed.

Nephila was established in 1998 by Frank Majors and Greg Hagood as part of Willis Limited, at the time a KKR portfolio company.  Nephila specializes in investing in reinsurance risk, including insurance-linked securities, catastrophe bonds and weather derivatives. Through its investment strategies, Nephila provides its investors with access to sources of returns that are uncorrelated to the global financial markets relative to other asset classes.

Henry Kravis and George Roberts, Co-Chairmen and Co-CEOs of KKR, said: “In backing Nephila, we are partnering with a team we have known for more than 15 years, dating back to our investment in Willis Group.  As the first dedicated manager of catastrophe risk investment strategies, they share the entrepreneurial spirit that pervades KKR’s culture and, with an excellent 14 year track record, we think they are the best team in the industry.”

Nephila’s management committee stated: “Having access to KKR’s global network of relationships, infrastructure and management expertise will open up new doors for Nephila and our investors.  We’re confident that our new partnership will strengthen relationships with our insurance counterparties and introduce new sources of investment opportunity, particularly with state governments that are exploring new ways to transfer catastrophe exposures.”

Through its investments, Nephila provides capital relief to primary insurers, reinsurers and state governments in catastrophe-prone areas, giving them the flexibility to write additional insurance for homeowners and businesses.

The entire Nephila management team will continue to manage the business as they do today, and Nephila’s investment strategies will also remain unchanged. In addition, all proceeds received by management at closing will be reinvested in Nephila funds.

The investment in Nephila is part of KKR’s efforts to broaden its offering of liquid alternative investment strategies and further the expansion of the firm’s hedge fund platform.  The investment was made by the firm and not through KKR’s investment funds.

Nephila also announced today that it will be closing its Juniper Catastrophe Fund and Triton Catastrophe Fund to new investor subscriptions based on its current assessment of market conditions. Its  other strategies remain open.

Nephila’s investment committee stated: “We are committed to building the optimal profile of risk/return for our investors and will continue to actively monitor our investment capacity in each strategy relative to market opportunities.”

About Nephila

Nephila Capital Ltd is a leading investment manager specializing in reinsurance risk. Nephila offers a broad range of investment products focusing on instruments such as insurance-linked securities, catastrophe bonds, and weather derivatives.

Nephila has assets under management of approximately $8 billion as of January 1, 2013 and has been managing institutional assets in this space since it was founded in 1998. The firm has over 50 employees based in Bermuda, San Francisco, CA and Nashville, TN.  Further information can be found at www.nephila.com.

About KKR

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $66.3 billion in assets under management as of September 30, 2012. With offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with investors through its client relationships and capital markets platform. KKR & Co. L.P. is publicly traded on the New York Stock Exchange (NYSE: KKR), and “KKR,” as used in this release, includes its subsidiaries, their managed investment funds and accounts, and/or their affiliated investment vehicles, as appropriate. For additional information, please visit KKR’s website at www.kkr.com.

Media Contacts:

KKR	Nephila
Kristi Huller	Greg Hagood
212-230-9722	615-651-8179
Kristi.Huller@kkr.com	ghagood@nephilaadvisors.com